Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-48026, 333-136072 and 333-170412) of TeleCommunication Systems, Inc. Employee Stock Purchase Plan of our report dated May 7, 2012 relating to the statement of changes in net assets available for plan benefits of TeleCommunication Systems, Inc. Employee Stock Purchase Plan for the year ended January 31, 2012, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Baltimore, Maryland

April 18, 2014